EXHIBIT 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CAPSTONE THERAPEUTICS CORP.

As amended through June 22, 2015

1.           Name.  The name of the corporation is:

Capstone Therapeutics Corp. (the “Corporation”)

2.           Registered Agent.  The name and address of the initial registered office and registered agent of the Corporation is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.           Purpose.  The purpose for which this Corporation is organized is the transaction of any or all lawful activity for which corporations may be organized under the General Corporation Law of Delaware, as it may be amended from time to time.

4.           Election of Directors.  Elections of directors at an annual or special meeting of stockholders shall be by written ballot unless the Bylaws of the Corporation shall otherwise provide.  Advance notice of stockholder nominations for the election of directors shall be given in the manner provided in the Bylaws of the Corporation.

5.           Authorized Capital.  The total number of shares of stock which the Corporation shall have authority to issue is 152,000,000 shares, consisting of 150,000,000 shares of common stock having a par value of $.0005 per share (the “Common Stock”) and 2,000,000 shares of preferred stock having a par value of $.0005 per share (the “Preferred Stock”).

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of Article 5, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a)           The number of shares constituting that series and the distinctive designation of that series;

(b)           The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(c)           Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(d)           Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(e)           Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(f)           Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g)           The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(h)           Any other relative rights, preferences and limitations of that series.

5A.           Common Stock Put Right.

(a)	Definitions. For purposes of this Article 5A, the following terms shall have the following meanings:

(1)	“Available Cash” means Net Liquid Assets less Commitments and Contingencies, each calculated as of the Record Date.

(2)	“Change of Control Transaction” means the occurrence of any of the following:

(a) any “person” or “group” (as such terms are defined in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended, or any successor provisions (the “Exchange Act”)) becomes the “beneficial owner” (as determined in accordance with Rule 13d-3 under the Exchange Act), directly or indirectly, of shares of voting securities of the Corporation representing 50% or more of the total voting power of all outstanding voting securities of the Corporation;

(b) the sale, lease, license, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Corporation; or

(c)  any merger, consolidation, share exchange, business combination or similar transaction in which the Corporation is not the surviving entity or in which the holders of the outstanding shares of stock of the Corporation immediately prior to such transaction hold, immediately after such transaction, less than 51% of the total voting power of the outstanding securities of the surviving or resulting entity in such transaction.

(3)	“Commencement Date” means the date specified by the Corporation as the first date on which the Put Rights may be exercised, as set forth in the Put Notice.

(4)
“Commitments and Contingencies” means the amount of funds necessary to satisfy all obligations and liabilities of the Corporation, including contingent obligations and liabilities, which are then outstanding or would arise if the Corporation was liquidated, as determined by the Board of Directors in its sole and absolute discretion.

(5)
“Depositary” means the bank or trust company having combined capital, surplus and undivided profits of at least $500,000,000 which is appointed by the Corporation to serve as agent for the purpose of receiving certificates representing shares of Common Stock upon exercise of the Put Right, and distributing the Put Price therefor.

(6)
“Letter of Transmittal” means the notice delivered to each holder of record as of the Record Date, containing instructions as to how to exercise the Put Right, including a form of written notice for exercising the Put Right.

(7)
“Material Transaction” means a partnering, development or any other transaction, whether commercial, investment or otherwise, that the Board of Directors in its sole and absolute discretion determines is material to the Corporation.

(8)
“Net Liquid Assets” means the sum of the Corporation’s cash and cash equivalents and the liquidation value of the Corporation’s other disposable assets, as determined by the Board of Directors in its sole and absolute discretion.

(9)
“Put Notice” means the written notice from the Corporation to each holder of record of Common Stock on the Record Date, notifying such holder of the Put Right, the Commencement Date, the Closing Date, and the Put Price, and providing a Letter of Transmittal.

(10)	“Put Period” means the period beginning on the Commencement Date and ending on the Closing Date.

(11)	“Put Price” means an amount equal to 90% of Available Cash divided by the number of Puttable Shares.

(12)
“Put Right” means the right to require the Corporation to redeem all or any portion of such holder’s Puttable Shares at a cash price equal to the Put Price in accordance with and subject to the terms and conditions of this Article 5A.

(13)	“Puttable Shares” means all shares of Common Stock outstanding as of the Record Date.

(14)	“Record Date” means June 30, 2011.

(15)	“Closing Date” means July 31, 2011, or such later date as may be designated by the Board of Directors.

(b)	Each holder of record of Common Stock on the Record Date shall have a Put Right beginning on the Commencement Date and ending on the Closing Date.

(c)
With respect to each Puttable Share as to which the Put Right has been properly exercised, the Corporation shall pay the holder an amount equal to 90% of Available Cash divided by the number of shares of Common Stock outstanding as of the Record Date.

(d)
If, after the Record Date, the Corporation shall effect a subdivision or combination of the Common Stock into a greater or lesser number of shares of Common Stock, or declare a dividend on the Common Stock payable in shares of Common Stock, then in each such case the Put Price shall be adjusted by multiplying the Put Price in effect immediately prior to such event by the ratio of the number of shares of Common Stock outstanding immediately prior to such event to the number of shares of Common Stock outstanding immediately after such event.  If the Corporation shall at any time declare or pay any dividend on Common Stock in cash, securities or other property other than Common Stock, the Put Price shall be reduced by the per share value of such dividend.   The Board of Directors shall determine in its sole and absolute discretion the value of any non-cash dividend for purposes of calculating any adjustment to the Put Price.

(e)
As soon as practicable following the Record Date, the Corporation shall mail the Put Notice to each holder of record of Puttable Shares to such holder’s address as it appears on the stock register of the Corporation.  A holder of Puttable Shares may exercise his, her or its Put Right by delivering to the Depositary a duly and properly completed Letter of Transmittal during the Put Period, specifying, among other things, the number of Puttable Shares as to which the Put Right is being exercised and accompanied by a certificate or certificates representing such shares, with all necessary endorsements and stock powers.

(f)
As soon as practicable following the Closing Date, the Corporation shall deposit with the Depositary funds in an amount sufficient to pay the Put Price for all Puttable Shares as to which Put Rights have been properly exercised.  Each holder of Puttable Shares who has properly exercised the Put Right shall be paid the Put Price for each such share as soon as practicable following the Closing Date.  In the event that a holder of Puttable Shares exercises his, her or its Put Right with respect to less than all of the Puttable Shares held by such holder, a new certificate representing the shares of Common Stock as to which the Put Right was not exercised will be issued to the holder of such shares as soon as practicable after the Closing Date.

(g)
Notwithstanding any other provision of this Article 5A, the Corporation’s obligation to pay the Put Price in respect of Puttable Shares as to which Put Rights have been properly exercised shall be subject to the satisfaction of each of the following conditions:

(1)
compliance with all applicable federal and state securities laws, including without limitation the filing with the U.S. Securities and Exchange Commission of an issuer tender offer statement on Schedule TO and Schedule 13E-3, to the extent required;

(2)	compliance with all other applicable laws, including Delaware General Corporation Law §160 relating to repurchases of shares;

(3)	availability of sufficient cash to pay the Put Price in respect of all Puttable Shares as to which Put Rights have been properly exercised;

(4)	absence of any court or administrative order or proceeding prohibiting or seeking the prohibition of the consummation of the redemption of Puttable Shares hereunder; and

(5)	less than 100% of the Puttable Shares having been put pursuant to the Put Rights.

If any of the above conditions are not satisfied, the Corporation shall not be obligated to pay the Put Price in respect of Puttable Shares as to which Put Rights have been properly exercised.

(h)	Notwithstanding any other provision of this Article 5A, the Put Rights will terminate immediately upon the occurrence of any of the following:

(1)	the Corporation enters into a Material Transaction;

(2)	the Corporation consummates a Change of Control Transaction;

(3)	the Board of Directors approves a plan of dissolution or liquidation at any time prior to the redemption of Puttable Shares hereunder, whether before or after the Commencement Date; or

(4)
the Put Rights are exercised with respect to 100% of the Puttable Shares, in which case the Board of Directors shall promptly thereafter propose a plan of dissolution or liquidation to stockholders in accordance with the Delaware General Corporation Law.

(i)
Provided that all conditions to the payment of the Put Price have been satisfied and the Put Rights have not otherwise terminated in accordance with this Article 5A, the Corporation shall pay the Put Price in respect of all, and not less than all, Puttable Shares as to which Put Rights have been properly exercised.

6.           Classification and Terms of Directors.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors consisting of not less than three directors nor more than nine directors, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors.  The directors shall be divided into three classes, designated Class I, Class II and Class III.  Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.  The terms of the initial Class I directors shall terminate on the date of the first annual meeting of stockholders held after the effective date of this Article 6; the term of the initial Class II directors shall terminate on the date of the second annual meeting of stockholders held after the effective date of this Article 6; and the term of the initial Class III directors shall terminate on the date of the third annual meeting of stockholders held after the effective date of this Article 6.  At each annual meeting of stockholders beginning with the first annual meeting held after the effective date of this Article 6, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term.  If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional directors of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining terms of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director.  A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.  Any vacancy on the Board of Directors, howsoever resulting (including without limitation newly created directorships), may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.  Any director elected to fill a vacancy shall hold office for a term that shall coincide with the term of the class to which such director shall have been elected.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article Five applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article Six unless expressly provided by such terms.

7.           Removal of Directors.  Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of the Corporation then entitled to vote generally in the election of directors, considered for purposes of this Article 7 as one class.

8.           Director Liability.  No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director.  Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.  No amendment to or repeal of this Section 8 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

9.           Action by Consent of Stockholders.  Any action required or permitted to be taken by the stockholders must be effected at a duly called and noticed annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders.

10.           Compromise of Debts.  Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court direct.  If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

11.           Special Voting Requirements.

(a)           Except as set forth in Section (b) of this Article 11, the affirmative vote of the holders of two-thirds of the outstanding stock of the Corporation entitled to vote shall be required for:

(1)           any merger or consolidation to which the Corporation, or any of its subsidiaries, and an Interested Person (as hereinafter defined) are parties;

(2)           any sale or other disposition by the Corporation, or any of its subsidiaries, of all or substantially all of its assets to an Interested Person;

(3)           any purchase or other acquisition by the Corporation, or any of its subsidiaries, of all or substantially all of the assets or stock of an Interested Person; and

(4)           any other transaction with an Interested Person which requires the approval of the stockholders of the Corporation under the GCL, as in effect from time to time.

(b)           The provisions of Section (a) of this Article 11 shall not be applicable to any transaction described therein if such transaction is approved by resolution of the Corporation’s Board of Directors, provided that a majority of the members of the Board of Directors voting for the approval of such transaction are Continuing Directors.  The term “Continuing Director” shall mean any member of the Board of Directors of the Corporation who is not the Interested Person, and not an affiliate, associate, representative or nominee of the Interested Person or of such an affiliate or associate that is involved in the relevant transaction, and (A) was a member of the Board of Directors prior to the date that the person, firm or corporation, or any group thereof, with whom such transaction is proposed, became an Interested Person or (B) whose initial election as a director of the Corporation succeeds a Continuing Director or is a newly created directorship, and in either case was recommended by a majority vote of the Continuing Directors then in office.

(c)           As used in this Article 11, the term “Interested Person” shall mean any person, firm or corporation, or any group thereof, acting or intending to act in concert, including any person directly or indirectly controlling or controlled by or under direct or indirect common control with such person, firm or corporation or group, which owns of record or beneficially, directly or indirectly, five percent (5%) or more of any class of voting securities of the Corporation.

12.           Special Meetings.  Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by the President, or the Board of Directors pursuant to a resolution approved by a majority of the whole Board of Directors, or at the request in writing of shareholders owning at least 35% of the capital stock issued and outstanding and entitled to vote.  Special meetings of the stockholders may not be called by any other person or persons.  Business transacted at any special meeting of the stockholders shall be limited to the purposes stated in the notice of such meeting.

13.           Bylaws.  In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized by majority vote of the whole Board of Directors to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation.  In addition, the Bylaws of the Corporation may be adopted, repealed, altered, amended, or rescinded by the affirmative vote of two-thirds of the outstanding stock of the Corporation entitled to vote thereon; provided, if the Continuing Directors, as defined in Article 11 shall by a majority vote of such Continuing Directors have adopted a resolution approving the amendment or repeal proposal and have determined to recommend it for approval by the holders of stock entitled to vote thereon, then the vote required shall be the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon.

14.           Certificate.  The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute and the Certificate of Incorporation, and all rights conferred on stockholders herein are granted subject to the reservations in Article 14.  Provided, however, the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding stock of the Corporation entitled to vote thereon, shall be required to alter, amend, or adopt any provision inconsistent with or repeal Articles 4, 6, 7, 9, 11, 12 and 13 and this Article 14; provided, if the Continuing Directors, as defined in Article 11 shall by a majority vote of such Continuing Directors have adopted a resolution approving the amendment or repeal proposal and have determined to recommend it for approval by the holders of stock entitled to vote thereon, then the vote required shall be the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon.

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION
OF
SERIES A PREFERRED STOCK
OF
CAPSTONE THERAPEUTICS CORP.

The undersigned, being the Executive Chairman of Capstone Therapeutics Corp. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies that, pursuant to the provisions of Section 151 of the Delaware General Corporation Law, the Board of Directors of the Corporation duly adopted the following resolution on June 24, 2014, which resolution remains in full force and effect as of the date hereof:

Series A Preferred Stock

RESOLVED, that the Board of Directors of the Corporation, pursuant to authority vested in it by the provisions of the Corporation’s Certificate of Incorporation (the “Charter”), hereby amends restates the powers, designations, preferences and relative, participating, optional or other rights of the Series A Preferred Stock of the Corporation, and the qualifications, limitations or restrictions thereof, as follows:

The first series of Preferred Stock, par value $.0005 per share, of the Corporation shall be, and hereby is, designated “Series A Preferred Stock” (the “Series A Shares”), and the number of shares constituting such series shall be One Million (1,000,000).  The relative rights and preferences of the Series A Shares shall be as follows:

Section A.                      Dividends and Distributions.

(1)           Subject to the prior and superior rights of the holders of any shares of any series of stock prior and superior to the Series A Shares with respect to dividends, the holders of Series A Shares, in preference to the holders of Common Stock, par value $.0005 per share, of the Corporation (the “Common Stock”) and of any other junior stock, shall be entitled to receive, when and as declared by the Board of Directors, out of any funds lawfully available therefor, cash dividends thereon, payable quarterly, from the date of issuance thereof, upon the tenth days of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series A Share, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.10 or (b) subject to the provisions for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend or distribution payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Series A Share.  In the event the Corporation shall at any time after the first issuance of any Series A Share (i) declare any dividend on the Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amounts to which holders of Series A Shares were entitled immediately prior to such event under clause (a) and clause (b) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(2)           The Corporation shall declare a dividend or distribution on the Series A Shares as provided in paragraph (1) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend or distribution payable in shares of Common Stock); provided, however, that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.10 per share on the Series A Shares shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date; and provided further, that nothing contained in this paragraph (2) shall be construed so as to conflict with any provision relating to the declaration of dividends contained in the Charter.

(3)           Dividends shall begin to accrue and be cumulative on outstanding Series A Shares from the Quarterly Dividend Payment Date next preceding the date of issue of such Series A Shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series A Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the Series A Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of Series A Shares entitled to receive payment of a dividend or distribution declared thereon.

Section B.                      Redemption.                      The Series A Shares are not redeemable.

Section C.                      Liquidation, Dissolution or Winding Up.  In the event of the voluntary or involuntary liquidation of the Corporation the “preferential amount” that the holders of the Series A Shares shall be entitled to receive out of the assets of the Corporation shall be $0.10 per share plus all accrued and unpaid dividends thereon.

(1)           Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (upon liquidation, dissolution or winding up) to the Series A Shares unless, prior thereto, the holders of Series A Shares shall have received $0.10 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”).  Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of Series A Shares unless, prior thereto, the holders of shares of common stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in paragraph (3) of this Section C to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”).  Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding Series A Shares and Common Stock, respectively, holders of Series A Shares and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one with respect to the Series A Shares and Common Stock, on a per share basis, respectively.

(2)           In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, that rank on a parity with the Series A Shares, then all such available assets shall be distributed ratably to the holders of the Series A Shares and the holders of such parity shares in proportion to their respective liquidation preferences.  In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then any such remaining assets shall be distributed ratably to the holders of Common Stock.

(3)           In the event the Corporation shall at any time after the first issuance of any Series A Share (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section D.                      Sinking Fund.                                The Preferred Shares shall not be entitled to the benefit of any sinking fund for the redemption or purchase of such shares.

Section E.                      Conversion.

(1)           Subject to paragraph (2) of this Section E, the Preferred Shares shall not be convertible.

(2)           In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the Series A Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.  In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series A Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event, and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section F.                      Voting Rights.

(1)           The holders of Series A Shares shall have no voting rights except as provided by Delaware statutes or by paragraph (2) of this Section F.

(2)           So long as any Series A Shares shall be outstanding, and in addition to any other approvals or consents required by law, without the consent of the holders of 66- 2/3% of the Series A Shares outstanding as of a record date fixed by the Board of Directors, given either by their affirmative vote at a special meeting called for that purpose, or, if permitted by law, in writing without a meeting:

(i)           The Corporation shall not sell, transfer or lease all or substantially all the properties and assets of the Corporation; provided, however, that nothing herein shall require the consent of the holders of Series A Shares for or in respect of the creation of any mortgage, pledge, or other lien upon all or any part of the assets of the Corporation.

(ii)           The Corporation shall not effect a merger or consolidation with any other corporation or corporations unless as a result of such merger or consolidation and after giving effect thereto holders of Series A Shares are entitled to receive a per share amount and type of consideration equal to 100 times the per share amount and type of consideration received by holders of shares of Common Stock, or (1) either (A) the Corporation shall be the surviving corporation or (B) if the Corporation is not the surviving corporation, the successor corporation shall be a corporation duly organized and existing under the laws of any state of the United States of America or the District of Columbia, and all obligations of the Corporation with respect to the Series A Shares shall be assumed by such successor corporation, (2) the Series A Shares then outstanding shall continue to be outstanding and (3) there shall be no alteration or change in the designation or the preferences, relative rights or limitations applicable to outstanding Series A Shares prejudicial to the holders thereof.

(iii) The Corporation shall not amend, alter or repeal any of the provisions of its Certificate of Incorporation in any manner that adversely affects the relative rights, preferences or limitations of the Series A Shares or the holders thereof.

Section G.                      Certain Restrictions.

(1)           Whenever quarterly dividends or other dividends or distributions payable on the Series A Shares as provided in Section A are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series A Shares outstanding shall have been paid in full, the Corporation shall not:

(i)           declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (as to dividends) to the Series A Shares;

(ii)           declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (as to dividends) with the Series A Shares, except dividends paid ratably on the Series A Shares and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)           redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (as to dividends) to the Series A Shares; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation, ranking junior (as to dividends) to the Series A Shares; and

(iv)           purchase or otherwise acquire for consideration any Series A Shares, or any shares of stock ranking on a parity (as to dividends) with the Series A Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(2)           The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (1) of this Section G, purchase or otherwise acquire such shares at such time and in such manner.

Section H.  Fractional Shares.  The Corporation may issue fractions and certificates representing fractions of Series A Shares in integral multiples of 1/100th of a Series A Share, or in lieu thereof, at the election of the Board of Directors of the Corporation at the time of the first issue of any Series A Shares, evidence such fractions by depositary receipts, pursuant to an appropriate agreement between the Corporation and a depositary selected by it, provided that such agreement shall provide that the holders of such depositary receipts shall have all rights, privileges and preferences to which they would be entitled as beneficial owners of Series A Shares.  In the event that fractional Series A Shares are issued, the holders thereof shall have all the rights provided herein for holders of full Series A Shares in the proportion that such fraction bears to a full share.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Designation of Series A Preferred Stock to be signed as of this 22nd day of June, 2015.

CAPSTONE THERAPEUTICS CORP.

By: /s/ John M. Holliman, III
Name:   John M. Holliman, III
Title:     Executive Chairman